As filed with the Securities and Exchange Commission on March 1, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Primus Telecommunications Group, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	No. 54-1708481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

(703) 902-2800

(Address of Principal Executive Offices)

Arbinet Holdings, Inc. Amended and Restated 1997 Stock Incentive Plan

Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, As Amended

(Full Title of Plans)

Thomas D. Hickey

General Counsel and Secretary

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

(Name and Address of Agent for Service)

(703) 902-2800

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share (2)	2,113	$42.63 (6)	$90,077.19	$10.46
Common Stock, par value $0.001 per share (3)	58,170	$8.23 (6)	$478,739.10	$55.58
Common Stock, par value $0.001 per share (4)	17,620	$6.52 (6)	$114,882.40	$13.34
Common Stock, par value $0.001 per share (5)	8,333	$15.50 (7)	$129,161.50	$15.00
Total	86,236		$812,860.19	$94.38

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock (“Common Stock”) of Primus Telecommunications Group, Incorporated (“Primus”) to be registered hereunder includes such indeterminate number of additional shares of Common Stock as may be issued under the employee benefit plans to prevent dilution by reason of any stock split, stock dividend or other similar transaction.
(2)	Represents shares of Common Stock issuable pursuant to outstanding options under the Arbinet Holdings, Inc. Amended and Restated 1997 Stock Incentive Plan.
(3)	Represents shares of Common Stock issuable pursuant to outstanding options under the Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, as Amended.
(4)	Represents shares of Common Stock issuable pursuant to outstanding stock appreciation rights under the Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, as Amended.
(5)	Represents shares of Common Stock issuable pursuant to outstanding restricted stock units under the Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, as Amended.
(6)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The maximum offering price per share is based on the weighted average exercise price per share of the outstanding options and stock appreciation rights.
(7)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act. The maximum offering price per share is based on the average of the high and low per share prices of the Common Stock as reported on the OTC Bulletin Board on February 25, 2011.

EXPLANATORY NOTE

On February 28, 2011, pursuant to an Agreement and Plan of Merger, dated November 10, 2010, as amended by Amendment No. 1 thereto dated December 14, 2010 (the “Merger Agreement”), by and among Primus Telecommunications Group, Incorporated (“Primus”), PTG Investments, Inc., a Delaware corporation and a wholly owned subsidiary of Primus (“Merger Sub”), and Arbinet Corporation, a Delaware corporation (“Arbinet”), Merger Sub merged with and into Arbinet, with Arbinet surviving the merger as a wholly owned subsidiary of Primus. Pursuant to the Merger Agreement, Arbinet canceled as of the effective time of the merger (i) all outstanding options to purchase shares of Arbinet common stock under the Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, As Amended and certain outstanding options to purchase shares of Arbinet common stock under the Arbinet Holdings, Inc. Amended and Restated 1997 Stock Incentive Plan, in each case with an exercise price in excess of $8.95, and (ii) all outstanding stock appreciation rights with an exercise price in excess of $8.95.

At the effective time of the merger, each outstanding option to purchase shares of Arbinet common stock was converted into an option to acquire, on the same terms and conditions applicable to each share of Arbinet common stock, shares of Primus common stock with appropriate adjustments made to the number of shares and the exercise price based on the exchange ratio. In addition, each outstanding Arbinet stock appreciation right was converted into a stock appreciation right to acquire, on the same terms and conditions applicable under such Arbinet stock appreciation right, shares of Primus common stock with appropriate adjustments made to the number of shares and the exercise price based on the exchange ratio. Finally, each outstanding Arbinet restricted stock unit award was converted into a restricted stock unit award relating to the number of shares of Primus common stock adjusted for the exchange ratio.

This Registration Statement has been filed for the purpose of registering the 86,236 shares of Primus common stock that may be issued pursuant to equity awards under the (1) Arbinet Holding, Inc. Amended and Restated 1997 Stock Incentive Plan and (2) the Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, As Amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Primus with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-29092, are incorporated by reference into this Registration Statement (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein):

(1)	Annual Report on Form 10-K for the year ended December 31, 2009, as amended by the Form 10-K/A filed with the Commission on April 28, 2010, and as amended and superseded in part by the Current Report on Form 8-K, filed with the Commission on December 20, 2010.

(2)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the Commission on May 17, 2010, August 16, 2010 and November 15, 2010, respectively.

(3)	Current Reports on Form 8-K filed with the Commission on March 30, 2010, April 5, 2010, July 1, 2010, July 30, 2010, August 16, 2010, September 2, 2010, September 9, 2010, September 23, 2010, October 8, 2010, October 13, 2010, November 10, 2010 (two current reports), November 12, 2010 (two current reports), November 15, 2010, December 15, 2010, December 20, 2010, February 10, 2011, February 17, 2011 and February 25, 2011; and

(4)	The description of Primus common stock set forth in the Registration Statement on Form 8-A (File No. 000-29092) filed with the Commission pursuant to Section 12 of the Exchange Act on July 1, 2009, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Primus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Primus maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Article Sixth of Primus Telecommunications Group, Incorporated’s Second Amended and Restated Certificate of Incorporation and Section 5 of Article V of the Amended and Restated By-laws of Primus provide that, to the full extent permitted under the Delaware General Corporation Law, its directors will not be personally liable for monetary damages for breach of fiduciary duty as a director. In addition, Article Seventh of the Second Amended and Restated Certificate of Incorporation and Section 1 and Section 4, respectively, of Article V of the Amended and Restated By-laws provide that Primus shall indemnify and hold harmless and advance expenses to the fullest extent permitted by Delaware law to its directors and officers who are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative.

In addition, Primus has entered into indemnification agreements with three of its four directors and its Chief Executive Officer. These agreements require Primus to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Primus.

The foregoing summaries are subject to the complete text of the Delaware General Corporation Law and Primus’s Second Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and the other arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form 8-A, filed with the Commission on July 1, 2009, Registration No. 000-29092).

4.2	Amended and Restated By-Laws of Primus Telecommunications Group, Incorporated (as adopted and in effect on November 9, 2010) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the Commission on November 10, 2010, Registration No. 000-29092).

4.3	Contingent Value Rights Distribution Agreement of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, Registration No. 000-29092).

4.4	Specimen of Common Stock (incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, File No. 000-29092).

4.5	Arbinet Holdings, Inc. Amended and Restated 1997 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Arbinet Corporation’s Registration Statement on Form S-1, filed July 9, 2004, Registration No. 333-117278).

4.6	Arbinet-thexchange, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Arbinet Corporation’s Registration Statement on Form S-1, filed November 29, 2004, Registration No. 333-117278).

4.7	Certificate of Amendment to the Arbinet-thexchange, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Arbinet Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the Commission on November 9, 2006).

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered.

*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

*23.2	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8).

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Primus pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Primus’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Primus pursuant to the foregoing provisions or otherwise, Primus has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Apace of expenses incurred or paid by a director, officer or controlling person of Primus in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Primus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Date: March 1, 2011	By:	/s/ Peter D. Aquino
Peter D. Aquino
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter D. Aquino and James C. Keeley, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any and all amendments to this Registration Statement, including post-effective amendments to this Registration Statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Peter D. Aquino	Chairman of the Board, President and Chief	March 1, 2011
Peter D. Aquino	Executive Officer and Director (Principal Executive Officer)

/s/ James C. Keeley	Vice President—Corporate Controller and	March 1, 2011
James C. Keeley	Acting Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John B. Spirtos	Director	March 1, 2011
John B. Spirtos

/s/ Steven D. Scheiwe	Director	March 1, 2011
Steven D. Scheiwe

/s/ Neil S. Subin	Director	March 1, 2011
Neil S. Subin

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form 8-A, filed with the Commission on July 1, 2009, Registration No. 000-29092).

4.2	Amended and Restated By-Laws of Primus Telecommunications Group, Incorporated (as adopted and in effect on November 9, 2010) (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the Commission on November 10, 2010, Registration No. 000-29092).

4.3	Contingent Value Rights Distribution Agreement of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, Registration No. 000-29092).

4.4	Specimen of Common Stock (incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form 8-A, filed July 1, 2009, File No. 000-29092).

4.5	Arbinet Holdings, Inc. Amended and Restated 1997 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Arbinet Corporation’s Registration Statement on Form S-1, filed July 9, 2004, Registration No. 333-117278).

4.6	Arbinet-thexchange, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Arbinet Corporation’s Registration Statement on Form S-1, filed November 29, 2004, Registration No. 333-117278).

4.7	Certificate of Amendment to the 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Arbinet Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the Commission on November 9, 2006).

*5.1	Opinion of Andrews Kurth LLP regarding legality of securities being registered.

*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

*23.2	Consent of Andrews Kurth LLP (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8).

*	Filed herewith